Exhibit 10.8

J.B. Poindexter & Co., Inc.

Summary of Provisions of

Long-Term Performance Plan

Table of Contents

I.	PLAN OBJECTIVES	3

II.	ADVANTAGES OF PLAN	3

III.	BASIC PLAN CONCEPT	3

IV.	ELIGIBILITY CRITERIA	4

V.	AWARD OPPORTUNITIES	4

VI.	PERFORMANCE GOALS AND STANDARDS	4

VII.	AWARD CALCULATIONS	4

VIII.	AWARD PAYMENTS	5

IX.	TAX TREATMENT	5

X.	TRANSFERS/NEW HIRES	5

XI.	RETIREMENT AND TERMINATIONS*	5

XII.	PLAN ADMINISTRATION< MODIFICATION AND ADJUSTMENT	6

I.                                         PLAN OBJECTIVES

The primary objective of the J.B. Poindexter & Co., Inc. (JBPCO) Long-Term Performance Plan (LTPP) is to provide certain key JBPCO executives with an incentive to accomplish specific financial goals critical to the organization’s success.

The LTPP helps prioritize and focus efforts on the accomplishment of financial objectives established for each long-term performance cycle through the company’s planning and budgeting process.  This is achieved by linking a significant element of variable cash compensation to the accomplishment of selected goals.  At target performance levels, the LTPP provides incentive compensation opportunities which, in combination with base salary and annual incentives, will yield competitive direct compensation levels.

II.                                     ADVANTAGES OF PLAN

JBPCO’s LTPP has certain advantages relative to stock option plans in public companies:

•                  Payouts to LTPP participants are linked to the company achieving a planned level of financial success. Thus, participants know in advance what payouts will occur if specified financial goals are achieved.

•                  Unlike stock options, JBPCO’s LTPP payouts are not subject to market volatility in price/earnings ratios.  This means we pay for our earnings success rather than changes in market valuations.

•                  Because there is no market price/earnings ratios volatility, payouts under the JBPCO LTPP are expected to be more steady (fewer extremes in low or high payments) than for a stock options plan.

•                  Finally, under JBPCO’s LTPP, participants may elect to defer all or a portion of their long-term incentive award, which allows for flexibility in tax planning.

III.                                 BASIC PLAN CONCEPT

The plan concept focuses on the performance of JBPCO overall.  Individual performance is not assessed in determining award levels for a given cycle.  It is possible that some measure of individual performance could be used in determining award opportunities for future cycles.

JBPCO’s LTPP is a long-term performance cash incentive plan.  Under the plan, participants are provided an opportunity to receive a cash payment equal to a percentage of their base salary in effect on the last day of a 3-year performance cycle.  The cash payment will be based on JBPCO’s corporate performance against a key financial performance measure (or measures) during overlapping 3-year performance cycles.  An individual performance multiplier of not less than 80% and not greater than 200% will be assigned by the Board to each participant’s 3 year cycle calculation to reflect their performance during the period.

Exhibit 1 shows the performance/payout cycles of the JBPCO LTPP. As shown, a new performance cycle begins every year following the year. While participants will not be eligible to receive any cash income under the plan until 3 years following the cycle’s initiation, annual payouts are scheduled to occur thereafter.

IV.                                 ELIGIBILITY CRITERIA

Eligibility for participation in the LTPP will be extended to certain key executives that directly impact the company’s success.  The specific positions eligible to participate in the plan will be reviewed annually by the JBPCO Board of Directors (the Board) or at the time of their hire, if appropriate.

V.                                     AWARD OPPORTUNITIES

At the start of each performance cycle, the Board will specify threshold, target, and maximum incentive awards for each participating position.  Each participant will be informed of the amount of his total award opportunities.  The incentive award opportunities at target performance levels are intended to reflect competitive market 50th percentile incentive compensation opportunities for comparable positions in the market, given the competitiveness of the participant’s base salary and annual bonus opportunities.

VI.                                 PERFORMANCE GOALS AND STANDARDS

Each participant’s incentive award will be tied to the accomplishment of certain financial goals.  These goals will be established and communicated to participants prior to the start of each performance cycle and will flow directly from the company’s planning and budgeting process.

VII.                             AWARD CALCULATIONS

Exhibit 2 provides an example of how JBPCO’s LTPP performance rating for each performance cycle will affect LTPP payouts.

VIII.        AWARD PAYMENTS

Awards will be payable in cash as soon as practical after the close of the performance cycle.  Typically this will be done within 4 months of the end of the performance cycle.  These award payments will be eligible for 401(k) elections by JBPCO employees.  Also, LTPP participants may choose to defer payment of a portion or all of their LTPP payment into any nonqualified deferral plans made available by JBPCO.  (It should be noted that any award amounts, deferred or otherwise, are not assignable and many not be used as collateral.)

IX.           TAX TREATMENT

Award recipients will be taxed on all awards paid as of the date of payment except those amounts deferred as outlined in VIII.  Award recipients will need to anticipate the implications of the award on their own specific tax situation in any year they receive an award payment.

X.            TRANSFERS/NEW HIRES

In the event that a participant transfers from one plan eligible positions to another position with a different LTPP target award level (or is deemed not eligible for future awards) during the course of the performance cycle, his/her award for the cycle will be calculated on a pro rata basis according to the proportion of time spent in each position during the cycle.  However, if an employee is hired (or transferred into) a plan eligible position for the first time, he will not participate in any plan cycles that have already begun, unless the new cycle started within the last 6 months.  Rather, he/she will participate in any new cycles beginning on or subsequent to his/her employment in a plan eligible position, at the discretion of the Board of JBPCO.

XI.           RETIREMENT AND TERMINATIONS*

To receive an award under the LTPP, the participant generally must be employed on the last day of the performance cycle.  Exceptions to this policy will be made for retirement, long-term disability, death or involuntary termination for reasons other than cause, in which case the award will be pro-rated to reflect the actual number of months of service during the performance cyle (except that no award will be paid for performance cycles during which the participant was employed less than 12 months).  Award payouts under these exceptions will still be made as soon as possible after end of the performance cycle but cannot be deferred. (Note: * Retirement is defined as voluntary termination or involuntary termination without cause of an individual who is at least 60 years of age of the date of termination).

XII.         PLAN ADMINISTRATION< MODIFICATION AND ADJUSTMENT

The LTPP will be administered by the Board.  Any modifications, amendments, or adjustment to the plan or any of its key provisions will be at the sole discretion of the Board.

Note:      This document is designed to serve as a basic summary of plan provisions.  JBPCO’s Board may, at its discretion, cancel or modify the plan at any time.  However, if the plan is cancelled, suspended, or modified, the provisions described herein will continue to apply to any performance cycles that commenced prior to the plan modification or termination.  Also, this plan is not a contract and does not guarantee a right to future employment or other compensation and benefits not disclosed herein.

EXHIBIT 1

J.B. Poindexter & Co., Inc.

Long-Term Performance Plan *

2005	2006	2007		2008		2009		2010

X

X

X

X

	=	Performance Cycle

X	=	Plan Payout

*This Plan is tied to financial goals.

EXHIBIT 2

J.B. Poindexter & Co., Inc.

LTPP Awards Matrix for Each Performance Cycle

JBPCO’s 3-Year Cumulative EBT as % of Budget		% of Target LTPP Award Earned*
Outstanding	130%	200%
127%		190%
124%		180%
121%		170%
118%		160%
115%		150%
112%		140%
109%		130%
106%		120%
103%		110%
Target	100%	100%
98%		92%
96%		84%
94%		76%
92%		68%
90%		60%
88%		52%
86%		44%
84%		36%
82%		28%
Threshold	80%	20%
Below Threshold	<80%	0%

•      Retroactive to January 2004, in any year where the Company’s EBT performance is below the threshold level of 80%, an 80% EBT calculation will be used for that year’s performance in calculating the three year cumulative EBT performance for any three year plan cycle.

•      Example: if a plan participant had a target award equal to 65% of base salary, the Company achieved 112% of its three cycle EBT goal and the individual performance multiplier is 120%, the payout would equal 109.2% of the participant’s base salary on the last day of the performance cycle (65% x 140% = 91% x 120% = 109.2%).